Ex. 1(b)

                      AMENDED AND RESTATED RESOLUTION FOR
                  JPF VARIABLE ANNUITY SEPARATE ACCOUNT II OF
                  JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

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WHEREAS, the Board of Directors has today approved and adopted a Plan and
Agreement of Merger among Jefferson Pilot Financial Insurance Company (the "Company"), Alexander Hamilton Life Insurance Company of America ("AH Life") and Guarantee Life Insurance Company ("GLIC") whereby, among other things, AH Life would merge with and into the Company (the "Merger"), resulting in the Company's acquisition of all the assets and liabilities of AH Life and the termination of AH Life's separate corporate existence upon the effectiveness of the Merger;

WHEREAS, AH Life established the Alexander Hamilton Variable Annuity Separate Account (the "Separate Account") on or about January 24, 1994, which supports issued and outstanding variable annuity contracts; and

WHEREAS, by virtue of the Merger, the Separate Account will be acquired intact by the Company and will thereby become a separate account of the Company, and the variable annuity contracts then supported by the Separate Account will become contracts of the Company;

Intact Transfer of the Separate Account

NOW THEREFORE, BE IT RESOLVED, That, subject to receipt of any required regulatory approvals, immediately after the Merger is consummated:

      (a)(1) The Separate Account shall be transferred to the Company on the date the Merger is consummated, shall continue as a separate account of the Company and shall be considered to have been originally established on the date shown above.

         (2) The Separate Account shall retain its historical unit values for the variable annuity contracts supported by such Account and issued and outstanding at the time the Merger is consummated;

         (3) The Separate Account shall be invested in the same underlying investment vehicles as it was before the Merger;

      (b) The foregoing resolution shall not affect any other separate account of the Company, and each such other separate account shall continue to be a duly authorized and validly established separate account of the Company;

      (c) The name of the Separate Account after the Merger shall be the "JPF Variable Annuity Separate Account II" until and unless later changed by the Company; and


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      (d) The officers of the Company hereby are severally authorized and empowered to prepare, execute, deliver and cause to be filed on behalf of the Company and the Separate Account, to the extent required or desirable under state or federal law, any and all reports, registration statements and applications for exemptive relief or approval, including any amendments thereto, and any consents to service of process, acceleration letters and other papers and instruments on behalf of the Company and/or the Separate Account or otherwise, as may be necessary or desirable in order to carry into effect the above resolutions.

Amendment and Restatement of Separate Account Resolution

WHEREAS, the Board of Directors of Jefferson Pilot Financial Insurance Company (the "Company") has concluded that, in connection with the intact transfer of the Alexander Hamilton Variable Annuity Separate Account (the "Separate Account") to the Company and the renaming of the Separate Account as the "JPF Variable Annuity Separate Account II", it is necessary and appropriate to amend and restate the Resolution of the Board of Directors of Alexander Hamilton Life Insurance Company of America ("AH Life") establishing the Separate Account, adopted by unanimous written consent dated January 24, 1994, to include certain powers and protections in the best interests of the Company and the owners of contracts supported by the Separate Account;

NOW THEREFORE, BE IT RESOLVED, That effective on the effective date of the Merger, the Resolution establishing the Separate Account, dated January 24, 1994, is hereby amended and restated as follows:

RESOLVED, That pursuant to Michigan Laws Annotated Section 500.925.A, AH Life established the Separate Account by unanimous written consent dated January 24, 1994; and

FURTHER RESOLVED, That pursuant to the provision of Section 44-402-01 of the Nebraska Insurance Code, and any regulations promulgated thereunder by the Nebraska Director of Insurance, the Board of Directors of the Company does hereby accept and establish the Separate Account for the purpose of allocating thereto any amounts paid to or held by the Company in connection with the issuance of variable annuity contracts (the "Contracts"), including but not limited to, amounts held under optional settlement modes;

FURTHER RESOLVED: That the Chairman, the President, any Senior Vice President, any Vice President and the Treasurer, or any of them, (herein "Officers") be, and they each hereby are, severally authorized and directed, in conjunction with the Company's independent certified public accountants, legal counsel, independent consultants and/or such others as they may deem appropriate, to take such actions as they deem necessary or appropriate to:

      (a) Receive approval of the operation of the Separate Account by the Nebraska Director of Insurance;


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      (b)   Register and maintain the registration of the Separate Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

      (c) Register the Contracts and such amounts, which may be indefinite amounts, as the Officers shall from time to time deem appropriate under the Securities Act of 1933, as amended (the "1933 Act");

      (d) Register any investment company(s) in whose securities the Separate Account will invest under the 1940 Act;

      (e) Comply with the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act and all other applicable federal laws and regulations in connection with the offering of the Contracts for sale and the operation of the Separate Account, including the submission of requests for "no-action" letters, the filing of any registration statements, amendments to registration statements, notification of registration statements, any undertakings, and any applications for exemptions; and

      (f) Offer and sell the Contracts, including making any registrations, filings and qualifications of the Company, its officers, agents and employees, the Separate Account, and of the Contracts, under the insurance and securities laws of any state or any other jurisdiction, and in connection therewith to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, irrevocable written consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further actions, such as appointing appropriate persons as agents as may be required by state insurance and securities laws, which the Officers or legal counsel may deem necessary or appropriate to maintain such registrations, filings, or qualifications for as long as the Officers or legal counsel deem it to be in the best interest of the Separate Account and the Company;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate in accordance with applicable laws and regulations to:

      (a) Divide the Separate Account into one or more divisions or subdivisions,

      (b) Modify, consolidate, or eliminate any such divisions or subdivisions,

      (c) Change the designation of the Separate Account to another designation, and

      (d)   Designate any further divisions or subdivisions thereof;


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FURTHER RESOLVED: That the Separate Account shall be divided into divisions and subdivisions so that each division or subdivision may invest in the units or shares of designated investment companies or series and classes thereof ("Permissible Investments") with the net payments received under the Contracts as directed by the owners of the Contracts;

FURTHER RESOLVED: That amounts allocated to the Separate Account and any accumulations thereon, or to any division of the Separate Account, may be invested or reinvested in Permissible Investments without regard to any requirements or limitations prescribed by the laws of the State of Nebraska governing the investments of life insurance companies; provided, that except with the approval of the Nebraska Commissioner, no reserves for:

      (a)   benefits guaranteed as to amount and duration; and

      (b)   funds guaranteed as to principal amounts or stated rate of interest shall be maintained in the Separate Account;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate in accordance with applicable laws and regulations to facilitate the commencement and continued operation of the Separate Account, including but not limited to investing cash in the Separate Account or in any division thereof in compliance with applicable tax laws, and transferring cash or securities from time to time between the Company's general account and the Separate Account so long as such transfers are consistent with the terms of the Contracts;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to execute such agreement or agreements as they deem necessary or appropriate:

      (a) With any investment company registered under the 1940 Act in whose securities the Separate Account will invest;

      (b) With Jefferson Pilot Variable Corporation or any other qualified entity, under which Jefferson Pilot Variable Corporation or such other entity will be appointed principal underwriter and distributor for the Contracts; and

      (c) With one or more qualified banks or other qualified entities including the Company or any of its affiliates to provide administrative and/or custodial service in connection with the establishment and maintenance of the Separate Account and the design, issuance and administration of the Contracts;


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FURTHER RESOLVED: That the income, gains and losses, whether realized or not, from assets allocated to the Separate Account, are in accordance with the issuance of any Contract, credited to or charged against the Separate Account without regard to other income, gains or losses of the Company, and, to the extent permitted by law, are not subject to the general claims of creditors, including under circumstances of insolvency or rehabilitation;

FURTHER RESOLVED: That the President of the Company, any Senior Vice President of the Company, and any Vice President of the Company are duly appointed as agents for service of process under registration statements on applications and are duly authorized to receive communications and notices from the Securities and Exchange Commission with respect thereto and exercise any powers given to such agents by the rules and regulations under the 1933 Act and applicable state law;

FURTHER RESOLVED: That any form of corporate resolution required by any state or other jurisdiction in connection with any filing, registration, or approval as contemplated in these resolutions is hereby adopted and the Officers be, and they each hereby are, severally authorized and directed to certify to the adoption thereof by this Board;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to establish such procedures as they deem necessary or appropriate in accordance with applicable laws or regulations for providing to the extent provided by law a pass-through of voting rights for owners of the Contracts with respect to the shares of an investment company or companies, attributable to them, owned by the Separate Account;

FURTHER RESOLVED: That the following general Standard of Suitability, which expresses the policy of the Company with respect to determining the suitability for applicants be adopted: No recommendations shall be made to a potential applicant to purchase a Contract and no Contract shall be issued in the absence of reasonable grounds to believe that the purchase of same is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objective, financial situation and needs, and any other information known to the Company or to the sales representative making the recommendations;

FURTHER RESOLVED: That the following binding Standards of Conduct applicable to the Company, its officers, directors, employees, and affiliates ("Persons") with respect to the purchase and sale of investments of the Separate Account be adopted:

      (a) No Person shall engage in any action or activity which the Person has reason to believe could in any way conflict with the Separate Account's interest;

      (b) No Person, directly or indirectly, shall, in connection with any transaction, (1) employ any device, scheme or artifice to defraud the Separate Account, (2) make to the Separate Account any untrue statement of a material fact or omit to state to the Separate Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Separate Account, or (4) engage in any manipulative practice with respect to the Separate Account;

      (c) No Person shall accept, directly or indirectly, any gift, favor, service, or anything


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            of value from any broker, dealer or other person which could be construed as being compensation for causing the Separate Account to engage in any transaction with such broker, dealer or other person; and

      (d) Each Person shall keep confidential all information regarding past or future transactions, investment programs and studies of the Separate Account, except as may be required by applicable law or as approved by the Company's Board of Directors;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate, including executing and delivering such agreements and other documents, to carry out and enforce the foregoing resolutions and Standards, and the intent and purposes thereof.


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